ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of November 1, 2018, by and between Franklin Advisory Services, LLC (“FASL”) and Franklin Mutual Advisers, LLC (“FMA”), each an indirect wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, FASL and FMA are each registered as an investment adviser under the Investment Advisers Act of 1940 and are engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, FASL serves as the investment manager to the Franklin Balance Sheet Investment Fund (the “Fund”), a series of FRANKLIN VALUE INVESTORS TRUST (the “Trust”), pursuant to an Amended and Restated Investment Management Agreement dated as of November 2, 2015, between the Trust, on behalf the Fund, and FASL (the “IM Agreement”);

WHEREAS, FASL, effective November 1, 2018 (the “Effective Date”), has transferred to FMA all of its personnel (including all portfolio managers, research analysts, and support staff members), assets, and liabilities (the “Reorganization”);

WHEREAS, the Reorganization does not result in a change of control or management, and thus does not constitute an “assignment” of the IM Agreement under the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on July 24–25, 2018.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.                  The IM Agreement previously in effect between the Trust, on behalf of the Fund, and FASL is hereby assumed in its entirety by FMA, except that all references to FASL shall be replaced with references to FMA.

2.                  FMA agrees to perform and be bound by all of the terms of the IM Agreement and the obligations and duties of FASL thereunder.

3.                  The IM Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

Franklin Advisory services, llc By: /s/ Peter Langerman Name: Peter Langerman Title: President and Chief Investment Officer	franklin mutual advisers, llc By: /s/ Peter Langerman Name: Peter Langerman Title: Chairman, President and Chief Executive Officer
ACKNOWLEDGED: FRANKLIN VALUE INVESTORS TRUST on behalf of Franklin Balance Sheet Investment Fund By: /s/ Steven J. Gray Name: Steven J. Gray Title: Vice President and Secretary

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